SCHEDULE 14C INFORMATION

               INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:
/X/     Preliminary Information Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
/ /     Definitive Information Statement


                          INFINITY CAPITAL GROUP, INC.
                  (Name of Registrant as Specified in Charter)
--------------------------------------------------------------------------------

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     X      No fee required

     / /    Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11


               (1) Title of each class of securities to which transaction applies:

               (2)  Aggregate number of securities to which transaction applies:

               (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               (4)  Proposed maximum aggregate value of transaction:

               (5)  Total fee paid:

     / /    Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               (1)  Amount Previously Paid:

               (2)  Form, Schedule or Registration Statement No.:

               (3)  Filing Party:

               (4)  Date Filed:

                          INFINITY CAPITAL GROUP, INC.
                           80 BROAD STREET, 5TH FLOOR
                               NEW YORK, NY 10004

                             NOTICE TO STOCKHOLDERS:

We are sending this Information Statement to you and all other holders of capital stock of Infinity Capital Group, Inc. ("Infinity") in connection with the adoption of Infinity's 2008 Stock Option and Award Plan and the adoption of the 2008 Management Incentive Program through corporate action. As explained more fully in the accompanying Information Statement, the Board of Directors believes that the Stock Option and Award Plan and the Management Incentive Program are both essential elements of the Company's comprehensive compensation program.

The Stock Option and Award Plan facilitates the Company's efforts to retain key employees and directors and to provide incentives to these individuals to promote the financial success of the Company over the long-term, primarily through the use of stock options that will create value only as value is created for the Company's stockholders. The Management Incentive Program is designed to reward key management personnel on an ongoing basis for helping the Company achieve operating performance goals.

The accompanying Information Statement is furnished pursuant to Section 14(c) of the Securities Exchange Act of 1934.

We are mailing the Information Statement on or about August _____, 2008 to stockholders of record of Infinity Capital Group, Inc. at the close of business on August _, 2008.

                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                       REQUESTED NOT TO SEND US A PROXY.





                       By Order of the Board of Directors


Dated: August ___, 2008


                                -----------------------------------------------
                                By: Gregory H. Laborde, President and CEO

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY


                          INFINITY CAPITAL GROUP, INC.
                           80 BROAD STREET, 5TH FLOOR
                               NEW YORK, NY 10004


                    NOTICE OF ACTION OF MAJORITY SHAREHOLDERS
                                AUGUST ___, 2008

This Information Statement is being mailed on or about August ___, 2008 to all stockholders of record of Infinity Capital Group, Inc. ("Infinity") on August ___, 2008 in connection with the following corporate actions:

1. Adoption of Infinity's 2008 Stock Option and Award Plan, which provides for the granting of Incentive Stock Options ("ISOs"), Restricted Stock, Stock Awards, Performance Share Awards and Stock Appreciation Rights ("SARs") to Officers, Directors, Employees, Non-Employee Directors and other persons who perform services which contribute to the successful performance of Infinity or its Subsidiaries. The 2008 Stock Option and Award Plan provides for a total number of shares available for grant of awards under the Plan not to exceed fifteen percent (15%) of the total issued and outstanding shares as of the date of any Award; provided that the number of shares available for grant as ISOs under the Plan shall not exceed an aggregate of 970,934 shares in any given year.

2. Adoption of Infinity's 2008 Management Incentive Program, which will play a central role in providing incentives and rewarding key management personnel of the Company and its business units for achieving performance goals that promote the financial success of the Company and enhance value for the Company's stockholders. The 2008 Management Incentive Program shall be administered by a Program Committee designated by the Board of Directors. The maximum award payable to an executive in any year will be one million dollars ($1.0 million), which will be paid in such form as the Program Committee provides.

The Board of Directors of Infinity Capital Group, Inc. (the "Board") approved each of the above actions by unanimous written consent dated as of August 7, 2008 as it believes that such actions are in the best interests of Infinity and its stockholders. The holders of a majority of the outstanding shares of Common Stock (the "Majority Common Holders", which comprise ownership of 4,307,250 shares of common stock out of a total of ____________ total shares issued and outstanding as of the record date of August __, 2008) approved the adoption of Infinity's 2008 Stock Option and Award Plan and 2008 Management Incentive Program by written consent dated as of August 7, 2008. This Information Statement is furnished only to inform stockholders of Infinity of the above actions taken by the Majority Common Holders before such actions take effect in accordance with the Securities Exchange Act of 1934.

                        WE ARE NOT ASKING YOU FOR A PROXY
                 AND WE REQUEST THAT YOU DO NOT SEND US A PROXY.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Company currently has only one class of voting securities, its common stock, that has been issued and is outstanding as of the date of this Information Statement. Each holder of common stock is entitled to one vote for each common stock so held. As of August __, 2008, the record date established by the Board of Directors for the actions by the majority common stock holders, there were a total of _______________ shares of common stock issued and outstanding of the Company held by ______ shareholders.

The following table sets forth certain information concerning compensation paid by the Company to the President and the Company's two most highly compensated executive officers for the fiscal year ended December 31, 2007, 2006 and 2005 (the "Named Executive Officers"):

                                                SUMMARY COMPENSATION TABLE
                                                                                          Nonqualified
                                                                          Noneequity        deferred
                                                   Stock      Option     incentive plan   compensation    All other
                              Salary     Bonus     awards     awards     compensation      earnings     compensation    Total
 Name & Position     Year       ($)       ($)        ($)       ($)            ($)             ($)            ($)         ($)
------------------- -------- ---------- --------- ---------- --------- ------------------ ----------   -----------     ---------
Gregory H.           2007     $-0- (3)    $-0-       $-0-     $-0-          $-0-             $-0-          $-0-          $-0-
Laborde,             2006     $-0- (2)    $-0-       $-0-     $-0-          $-0-             $-0-          $-0-          $-0-
President & CEO      2005     $-0- (1)    $-0-       $-0-     $-0-          $-0-             $-0-          $-0-          $-0-

Theodore A.          2007     $-0-        $-0-       $-0-     $-0-          $-0-             $-0-          $-0-          $-0-
Greenberg, CFO,      2006     $-0- (5)    $-0-       $-0-     $-0-          $-0-             $-0-          $-0-          $-0-
CIO & Secretary      2005     $-0- (4)    $-0-       $-0-     $-0-          $-0-             $-0-          $-0-          $-0-

----------------------

(1)GHL Group, Ltd., a company affiliated with Gregory H. Laborde, was paid $37,820. The payment was included in management fee expenses for payment to GHL Group, Ltd.

(2) GHL Group, Ltd., a company affiliated with Gregory H. Laborde, was paid $55,020. The payment was included in management fee expenses for payment to GHL Group, Ltd.

(3) GHL Group, Ltd., a company affiliated with Gregory H. Laborde, was paid $38,177. The payment was included in management fee expenses for payment to GHL Group, Ltd.

(4) Theodore A. Greenberg billed the Company $15,000 for consulting services. The compensation was billed but not actually paid and is included in account payables.

(5) Theodore A. Greenberg billed the Company $10,000 for services. The compensation was billed but not actually paid and is included in account payables.

                                  PENSION PLANS

The Company currently has no defined benefit or actuarial plans which would contribute to the compensation of any executive officer of the Company.

REPRICING OF OPTIONS/SARS

Prior to August 7, 2008, the Company had not paid any executive officer or employee compensation pertaining to the award of cash or cash-equivalents such as options, SARs or other incentives based upon performance or other objectives determined by the Board, and as such no options or SARs were repriced during the Company's most recent fiscal year. Since the Company only commenced operations in June 2003, there have been no options or SARs held by any executive officer within the last ten completed fiscal years.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has met once to initially delineate certain key policies of the 2008 Stock Option and Award Plan and initially adopted policies to be utilized to govern the Program Committee which will adopt and implement incentive programs pursuant to the Management Incentive Program. The Board has awarded 404,000 Options to Non-Employee Directors and has 196,000 Options reserved for future compensation for Executive Officers and/or Directors of the Company.

Infinity's management currently consists of the following persons along with their executive compensation:

NAME/ADDRESS (1)                   POSITION                        COMPENSATION
----------------------------       ----------------------------    -------------
Gregory H. Laborde                 Chief Executive Officer            $90,000
                                   and Chairman of the Board
                                   and Director

Theodore A. Greenberg              Chief Investment Officer           $90,000
                                   Chief Financial Officer
                                   Secretary and Director
-----------------
(1) Address of each Officer is 80 Broad Street, 5th Floor, New York, NY 10004.

In lieu of Mr. Laborde's salary, management fees have been paid to a company he is affiliated with at a rate substantially below his contracted amount. Mr. Greenberg has agreed to reduced compensation of $2,000 per month until the Company has completed its planned Regulation E offering for at least $1,500,000 and to defer a proportionate amount of his compensation if the offering raises less than $3,000,000. Mr. Laborde and Mr. Greenberg have agreed to waive all salary amounts due under their contracts which were not paid by December 31, 2007.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors of the Company meets on a regular basis to supervise, review, and direct the business and affairs of the Company. During the Company's 2008 fiscal year, the Board held four meetings. Generally however, the Board has acted through unanimous written consent for a majority of its corporate responsibilities. The Board of Directors has established an Audit Committee and a Compensation Committee to which it has assigned certain responsibilities in connection with the governance and management of the Company's affairs. The Company has no standing nominating committee or other committee performing similar functions at the present time but may choose to establish such committees in the future.

Audit Committee. The Audit Committee recommends the appointment of independent public accountants, reviews the scope of audits proposed by the independent public accountants, reviews internal audit reports on various aspects of corporate operations, and periodically consults with the independent public accountants on matters relating to internal financial controls and procedures. Messrs. Pierce McNally and Conrad R. Huss comprise the members of the Audit Committee. An additional member of the Board will be nominated for this committee within the next several months. The Audit Committee has held two meetings during fiscal year 2008 to date.

Compensation Committee. The Compensation Committee is responsible for the review and approval of compensation of employees above a certain salary level, the review of management recommendations relating to incentive compensation plans, the administration of the Company's stock option and stock purchase plans, the review of compensation of directors, and consultation with management and the Board on senior executive continuity and organizational matters. Messrs. Pierce McNally, Conrad R. Huss and Ernest D. Chu comprised the membership of the Compensation Committee during fiscal 2008 to date. The Compensation Committee held one meeting during fiscal 2008 to date.

                             DIRECTORS' COMPENSATION

The following table sets forth certain information concerning compensation paid to the Company's directors during the year ended December 31, 2007:

------------------ ---------------- ---------------- ---------------- --------------- ---------------- ---------------- ------------
                                                                                       Nonqualified
                                                                        Non-equity       deferred
                   Fees earned or                                       incentive      compensation       All other
                    paid in cash     Stock awards     Option awards        plan          earnings       compensation         Total
      Name               ($)              ($)              ($)         compensation         ($)            ($) (1)            ($)
                                                                           ($)
------------------ ---------------- ---------------- ---------------- --------------- ---------------- ---------------- ------------
Gregory H.              $ -0-            $ -0-            $ -0-          $ -0-            $-0-              $ -0-            $ -0-
Laborde (1)
------------------ ---------------- ---------------- ---------------- --------------- ---------------- ---------------- ------------
Theodore A.             $ -0-            $ -0-            $ -0-          $ -0-            $-0-              $ -0-            $ -0-
Greenberg
------------------ ---------------- ---------------- ---------------- --------------- ---------------- ---------------- ------------
Pierce McNally          $ -0-            $ -0-            $ -0-          $ -0-            $-0-              $ -0-            $ -0-
------------------ ---------------- ---------------- ---------------- --------------- ---------------- ---------------- ------------
Conrad Huss             $ -0-            $ -0-            $ -0-          $ -0-            $-0-              $ -0-            $ -0-
------------------ ---------------- ---------------- ---------------- --------------- ---------------- ---------------- ------------
Ernest Chu              $ -0-            $ -0-            $ -0-          $ -0-            $-0-              $ -0-            $ -0-
------------------ ---------------- ---------------- ---------------- --------------- ---------------- ---------------- ------------
John J. Moroney *       $ -0-            $ -0-            $ -0-          $ -0-            $-0-              $ -0-            $ -0-
------------------ ---------------- ---------------- ---------------- --------------- ---------------- ---------------- ------------

*        Resigned as a Director effective April 1, 2008

(1) GHL Group, Ltd., a company affiliated with Gregory H. Laborde, was paid $38,177. The payment was included in management fee expenses for payment to GHL Group, Ltd. See "Related Party Transactions" for a discussion of Gregory Laborde and his affiliation with GHL Group, Ltd., with which the Company contracts for consulting services and to which it pays fees.

                               COMPENSATION PLANS

PURPOSE OF THE STOCK OPTION AND AWARD PLAN

The Board of Directors and a majority of the shareholders of the Company's common stock through written consent on August 7, 2008 voted to adopt the 2008 Stock Option and Award Plan. The Board of Directors believes that the 2008 Stock Option and Award Plan plays an integral role in the ability of the Company to attract and retain key employees and directors and to provide incentives for such persons to promote the financial success of the Company. The following description of the material features of the 2008 Stock Option and Award Plan is a summary and is qualified in its entirety by reference to the 2008 Stock Option and Award Plan, a copy of which will be provided to any stockholder upon written request to the Company.

DESCRIPTION OF AWARDS

Awards granted under the Stock Option and Award Plan may be "incentive stock options" ("ISOs"), as defined in Section 422 of the IRC, "nonqualified stock options" ("NQSOs"), shares of Common Stock subject to terms and conditions set by the Board of Directors ("restricted stock awards"), stock appreciation rights ("SARs"), or other forms of awards that use (or are based on) shares of Common Stock. ISOs may be granted only to full-time employees (including officers) of the Company, including its subsidiaries. NQSOs, restricted stock awards, SARs, and other permitted forms of awards may be granted to any person employed by or performing services for the Company, including directors. The Stock Option and Award Plan provides for the issuance of an aggregate number of shares of Common Stock equal to 15% of the Company's fully diluted shares of Common Stock outstanding from time to time, subject to the issuance of a maximum of 970,934 shares pursuant to ISOs.

ISOs are also subject to certain limitations prescribed by the IRC, including the requirement that such options may not be granted to employees who own more than 10% of the combined voting power of all classes of voting stock (a "principal stockholder") of the Company, unless the option price is at least 110% of the fair market value of the Common Stock subject to the option. In addition, an ISO granted to a principal stockholder may not be exercisable more than five years from its date of grant.

ADMINISTRATION AND ELIGIBILITY

The Compensation Committee of the Board of Directors (or a subcommittee of the Compensation Committee comprised solely of "outside directors" within the meaning of Section 162(m) of the IRC, in the case of option grants to the Company's Chief Executive Officer and the one other most highly compensated executive officers of the Company) otherwise generally has discretion to set the terms and conditions of options and restricted stock awards, including the term, exercise price, and vesting conditions, if any; to select the persons who receive such grants and awards; and to interpret and administer the 2008 Stock Option and Award Plan. The 2008 Stock Option and Award Plan limits the number of shares of Common Stock with respect to which options may be granted to any individual during any calendar year to _______. Any key employee of the Company or any Subsidiary of the Company, including non-employee Directors, and any other person who performs services for the Company or a Subsidiary, whose judgment, initiative and efforts contribute or may be expected to contribute materially to the successful performance of the Company or any Subsidiary shall be eligible to receive an Award under the Plan. At the present time, there are approximately five (5) individuals within the Company that are eligible to receive Awards under the 2008 Stock Option and Award Plan. However, the Company anticipates that, subject to entering into definitive purchase and financing transactions with eligible portfolio companies during the next fiscal year, where such eligible portfolio companies will in essence become its subsidiaries, several additional individuals will be eligible for receipt of Awards underneath the 2008 Stock Option and Award Plan as well as the Management Incentive Program.

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

Section 162(m) of the IRC denies a deduction by an employer for certain compensation in excess of $1.0 million per year paid by a publicly traded corporation to the chief executive officer or any of the four most highly compensated executive officers other than the chief executive officer (the
"Designated Executive Officers"). Compensation with respect to stock options, including upon exercise of an NQSO or upon a disqualifying disposition of an ISO, as described below under "Certain Federal Income Tax Consequences", or other compensation pursuant to the 2008 Stock Option and Award Plan, will be excluded from this deduction limit if it satisfies certain requirements. The requirements include: (i) the stock option must be granted at an exercise price not lower than fair market value at date of grant; (ii) the stock option grant must be made by a committee composed of two or more "outside directors" within the meaning of Section 162(m); (iii) the plan under which the stock option is granted must state the maximum number of shares with respect to which options may be granted during a specified period to any individual; and (iv) the material terms pursuant to which the compensation is to be paid must be disclosed to, and approved by, the public stockholders of the corporation in a separate vote prior to payment. The 2008 Stock Option and Award Plan meets the requirements of paragraphs (i) through (iii) above, and approval of the 2008 Stock Option and Award Plan by the Company's public stockholders is being proposed in order to comply with requirement (iv) so that compensation with respect to stock options may be excluded from the deduction limit under 162(m) of the IRC.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Under current tax law, a holder of an ISO under the Stock Option and Award Plan does not, as a general matter, realize taxable income upon the grant or exercise thereof. (Depending upon the holder's income tax situation, however, the exercise of the ISO may have alternative minimum tax implications.) In general, a holder of an ISO will only recognize gain at the time that Common Stock acquired through exercise of the ISO is sold or otherwise disposed of. In that situation, the amount of gain that the optionee must recognize is equal to the amount by which the value of the Common Stock on the date of the sale or other disposition exceeds the option price. If the optionee disposes of the stock after the required holding period - that is, no earlier than a date that is two years after the date of grant of the option and one year after the date of exercise - the gain is capital gain income. If disposition occurs prior to expiration of the holding period, the gain is ordinary income, and the Company is entitled to a tax deduction equal to the amount of income recognized by the optionee.

An optionee will not realize income when an NQSO is granted to him or her. Upon exercise of such option, however, the optionee must recognize ordinary income to the extent that the fair market value of the Common Stock on the date the option is exercised exceeds the option price. Any such gain is taxed in the same manner as ordinary income in the year the option is exercised. Thereafter, any additional gain recognized upon the disposition of the shares of stock obtained by the exercise of an NQSO will be taxed at capital gains rates, if the employee has held the shares of stock for at least one year after the exercise of the NQSO. The Company will not experience any tax consequences upon the grant of an NQSO, but will be entitled to take an income tax deduction equal to the amount that the option holder includes in income (if any) when the NQSO is exercised.

The grant of a restricted stock award will not be a taxable event for the holder thereof or result in a tax deduction for the Company at the time of grant. Upon the lapse or termination of any restrictions on the award, the holder will recognize ordinary income equal to the fair market value of the portion of the restricted stock award no longer subject to the restrictions, less any amount of payment by the holder of such restricted stock award. The Company will be entitled to an income tax deduction in the same amount at the time the holder is required to recognize income.

STOCK OPTION AND AWARD PLAN BENEFITS

As of the date hereof, 600,000 Options had been granted under the Stock Option and Award Plan, to various directors and executive officers of the Company. This amount includes the following:

                    NAME                                NUMBER OF OPTIONS
----------------------------------------------     -----------------------------
Ernest D. Chu                                                111,000

Conrad R. Huss                                               137,000

Pierce McNally                                               156,000

Reserved for future issuance to current                      196,000
Employees
                                                   -----------------------------
                    TOTAL                                    600,000

The Company does not have any current plans to grant additional options to directors and executive officers of the Company, although the Company expects that the Compensation Committee of the Board will consider such persons, along with other key personnel of the Company, from time to time, including during fiscal 2008, to receive grants under the Stock Option and Award Plan.

PURPOSE OF MANAGEMENT INCENTIVE PROGRAM

The Board of Directors and a majority of the shareholders of the Company's common stock through written consent on August 7, 2008 voted to adopt Infinity's 2008 Management Incentive Program (the "Management Incentive Program"), and was qualified under Section 162(m) of the IRC and thereby allows the Company to deduct as performance-based compensation for federal income tax purposes all compensation paid under the Management Incentive Program to the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Designated Executive Officers").

The Board of Directors believes that the Management Incentive Program will play a central role in providing incentives and rewarding key management personnel of the Company and its business units for achieving performance goals that promote the financial success of the Company and enhance value for the Company's Stockholders. The following description of the material features of the Management Incentive Program is a summary and is qualified in its entirety by reference to the Management Incentive Program, a copy of which will be provided to any stockholder upon written request to the Company.

ADMINISTRATION AND ELIGIBILITY

The Management Incentive Program will be administered by a committee designated by the Board of Directors (the "Program Committee") that meets the requirements of Section 162(m) of the IRC. The Program Committee has the right to delegate to the Chairman of the Board, Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer of the Company administration of certain aspects of the Management Incentive Program as it relates to participants other than Designated Executive Officers. Persons eligible to participate in the Management Incentive Program are the executive officers and other management personnel of the Company, its business units, or its affiliates, approximately two persons at the present time. Presently, the Compensation Committee of the Board serves as the Program Committee, except that with respect to decisions concerning the Designated Executive Officers, its subcommittee comprised of Messrs. McNally and one additional Advisory Director to be named will serve on the Program Committee.

DETERMINATION OF AWARDS

Prior to, or as soon as practical after, the commencement of each fiscal year beginning with 2008, the Program Committee will establish the rules or guidelines applicable under the Management Incentive Program for that fiscal year (the "Program Rules") for one or more groups of eligible participants. Program Rules in general will establish performance goals relating to, among other things, increasing operating income and return on investment, increasing stockholder value, promoting growth and efficient use of resources, and achieving specific individual goals. In addition to establishing general Program Rules for the year, the Program Committee will determine: (a) the individual executives to whom awards may be granted; (b) the performance targets and the measurement criteria for individual awards; (c) the percentage of an executive's base salary that may be paid as an award at specified levels of achievement of the performance targets; (d) the conditions subject to which any incentive award may become payable; and (e) the form in which any award will be paid. The performance criteria applicable to Designated Executive Officers will include one or more of the following: operating income, return on investment, estimated earnings, net income, earnings per share, return on equity, return on assets (or net assets), pre-tax profit, market value of the Company's stock, and total stockholder return. The maximum incentive award payable to an executive in any year will be $1.0 million, which will be paid in such form as the Program Committee provides.

Awards shall be approved by the Program Committee, subject to ratification by the Board of Directors. Any award may be decreased, in the Program Committee's discretion, based on such factors as the Program Committee may determine. The Program Committee may in its discretion grant awards to deserving executives, except those who are Designated Executive Officers, notwithstanding levels of achievement of performance criteria. The Program Committee may provide that, upon the occurrence of a Change in Control (as defined in the Management Incentive Program), the executive's incentive award for that year will be deemed to have been fully earned for the year, with performance at the target level and with no reductions for other factors. The Program Committee may also provide for payment of partial awards in the event of a Change in Control.

FORM AND PAYMENT OF AWARDS

Awards will generally be paid in cash, unless the Program Committee specifies at the beginning of the year that some or all of the award will be paid in shares of Common Stock (or that the executive can elect some or all of the award to be paid in shares). Subject to adjustment for any change in corporate capitalization, the maximum number of shares that can be issued under the Management Incentive Program is 250,000 in any given fiscal year. The Program Committee may also provide that if an executive elects to receive a portion of his award in shares of Common Stock, the executive will receive an additional number of shares equal to a certain percentage (not to exceed 100%) of the number of shares received by reason of his election, plus an additional cash bonus equal to the fair market value (determined as of the last trading day of the fiscal year) of the additional shares received multiplied by a percentage amount to help offset income tax liability. The Program Committee may permit an executive to defer receipt of all or a portion of his award pursuant to a plan or program established by the Company.

AMENDMENT OR TERMINATION

The Management Incentive Program may be amended, suspended, or terminated by the Compensation Committee at any time, subject to ratification by the Board of Directors. The Management Incentive Program will remain in effect until terminated by the Compensation Committee or the Board of Directors.

MATERIAL FEDERAL TAX CONSEQUENCES

An award under the Management Incentive Program will constitute ordinary taxable income to the participant in such year that the award is paid. Based on the Company's interpretation of Section 162(m) of the IRC, the Company will be entitled to a corresponding deduction.

2008 AWARDS

For fiscal year 2008, each of the Designated Executive Officers and certain other executives are expected to be granted an opportunity to receive an award under the Management Incentive Program (subject to approval of the Management Incentive Program by stockholders). The Program Rules for fiscal 2008 applicable to the Designated Executive Officers have not been finally established by the Program Committee. However, any awards to Designated Executive Officers are expected to be based on, among other criteria, the Company achieving certain levels of return on investment and increase in operating income, and to be subject to decrease if the Company does not achieve a certain earnings per share, if the Designated Executive Officer does not achieve his personal performance goals, or for such other reasons as the Program Committee in its discretion may determine.

The future benefits to be received by  participants in the Management  Incentive
Program  are  not  currently   determinable  because  they  are  dependent  upon
performance criteria and results that are not now known.

GENERAL COMPENSATION PHILOSOPHY

Although the Committee is still developing the programs and policies for the compensation of the Company's executive officers, the Committee is designing the programs and policies to link the compensation of executive officers to the performance of the Company and its business units. The Committee intends that such a link will align the financial interests of the Company's executive officers with those of its stockholders.

The Committee has identified several objectives that it expects to reflect in the Company's compensation programs and policies, and it has determined that the Company will use a combination of base salary, short-term and long-term incentive plans, and performance bonus criteria in order to tie executive compensation to increases in the Company's earnings and return on stockholders' equity. While specific amounts and parameters will be established after further review and analysis, the Committee expects that the Company's compensation programs will consist of the following basic components:

-    Competitive base salaries;
-    The issuance of performance-based stock options;
- Potentially significant annual incentive bonuses under the Company's Management Incentive Program; and
-    Customary benefits.

The Committee expects to complete its formulation of the Company's compensation programs and policies for executive officers during 2008, and thereafter it will review and determine the appropriateness of the compensation paid to each of the executive officers of the Company from time to time (and at least annually), with the philosophy described above as its basis. While promoting initiative and providing incentives for superior performance by executives on behalf of the Company for the benefit of its stockholders, the Committee also will seek to assure that the Company is able to compete for and retain talented personnel who will lead the Company in achieving levels of financial performance that will enhance stockholder value over the long-term as well as the short-term.

BASE SALARIES

The Company has established the current base salaries of its executive officers without reference to specific Company performance criteria. As discussed above, the base salaries for both executive officers during fiscal 2007 were determined by negotiations conducted prior to the constitution of the Committee. Such base salaries were intended to be set at a level slightly below the competitive amounts paid to executive officers of similar businesses in structure, size, and market orientation. The Committee reviews salaries of the Company's executive officers on an annual basis.

STOCK OPTION AND AWARD PLAN

During fiscal 2008, the Company granted options to purchase shares of Company Common Stock to five employees, including the Company's executive officers, pursuant to its Stock Option and Award Plan. Under the Stock Option and Award Plan, the Company is permitted to issue stock options that are qualified as incentive stock options under the IRC, options that are not so qualified, direct awards of shares of stock, stock appreciation rights and other forms of awards that use (or are based on) shares of Common Stock. To date, the Company has issued only non-qualified stock options under the Stock Option and Award Plan.

Stock options are awarded to executive officers and other persons both to recognize outstanding contributions that they have made to the Company's financial performance, and to encourage and provide incentives to continue to make such contributions. While the Company has the flexibility to grant below-market options, its policy has been to grant options at fair market value, with vesting over a period of several years, in order to better align the personal interests of optionees with those of the stockholders of the Company.

ANNUAL INCENTIVE COMPENSATION

Beginning with fiscal 2009, the Company will provide annual incentive compensation to executive officers of the Company through its Management Incentive Program. The Management Incentive Program, which is described in detail elsewhere in this Proxy Statement, is designed to offer compensation opportunities that are tied directly to Company performance. In addition, the Management Incentive Program is designed to foster equity ownership in the Company by executive officers and all other participants. The Management Incentive Program, at least as it relates to the Designated Executive Officers of the Company, will be administered by a subcommittee of the Committee that will include only those members who qualify as "outside" directors under Section 162(m) of the IRC. Pursuant to the Management Incentive Program, that subcommittee will establish the specific criteria and performance measures each year that will be applicable to the Company's Designated Executive Officers for the purpose of earning incentive compensation or bonuses for such year under the Management Incentive Program.

                    NEW STOCK OPTION AND AWARD PLAN BENEFITS

                                                              2008 Stock Option and Award Plan
                                                  -------------------------------------------------------------------
                NAME & POSITION                          DOLLAR VALUE (1)            NUMBER OF UNITS
-----------------------------------------------   -------------------------------------------------------------------
Gregory H. Laborde, President, CEO and Chairman                 $0                          0

Theodore A. Greenberg, CIO, CFO, Secretary and                  $0                          0
Director

Ernest D. Chu, Director                                         $0                       111,000

Conrad R. Huss, Director                                        $0                       137,000

Pierce McNally, Director                                        $0                       156,000

Reserved for future issuance to current                         $0                       196,000
Employees

Executive Group (2)                                             $0                          0

Non-Executive Director Group (3)                                $0                       404,000

Non-Executive Officer Employee Group (4)                        $0                          0

---------------------------------------
(1) The dollar value of the Stock Awards and Stock Options are not yet determinable as there is no current market for the Company's securities.

(2) The Executive Group comprises of Mr. Gregory H. Laborde and Mr. Theodore A. Greenberg.

(3) The Non-Executive  Director Group comprises of Mr. Ernest D. Chu, Mr. Conrad
R. Huss and Mr. Pierce McNally.

(4) The Company currently has no non-executive officer employees.

The Board has not ratified any pension or retirement plans and therefore has not determined any specifics with respect to the total amount necessary to fund such plans or the estimate annual payments to be made under such plans.

INTEREST OF CERTAIN PERSONS AND PROPOSALS

Mr. Greenberg and Mr. Laborde each hold a significant equity interest in the Company and will receive no awards in the form of options as a result of the actions described in this Information Statement. Mr. Chu, Mr. Huss and Mr. McNally do not currently hold any equity interest in the Company, but will each receive awards in the form of options as a result of the actions described in this Information Statement. No associates of any director or officer of the Company will receive any awards in the form of cash or cash equivalents resulting from the actions described in this Information Statement.

The Company has received no indication from any of its directors or non-employee directors of any intent to oppose any action to be taken by the Company. There have been no proposals for action submitted to the Company by any shareholders other than the proposal described in this Information Statement.

REQUISITE STOCKHOLDER APPROVAL OBTAINED

As of August ___, 2008 Infinity had issued and outstanding__________ shares of Common Stock. By written consent in lieu of a special meeting dated as of August 7, 2008 holders representing 4,307,250 shares of the common stock, or 66.5% of the total issued and outstanding shares of common stock, approved the adoption of the 2008 Stock Option and Award Plan and the 2008 Management Incentive Program. Such actions by written consent are sufficient to satisfy the applicable requirements of Maryland law that Infinity obtain approval of its stockholders for such actions. Accordingly, the stockholders will not be asked to take further action on such actions at any future meeting.


                                  OTHER MATTERS

UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO GREGORY H. LABORDE, PRESIDENT, INFINITY CAPITAL GROUP, INC., 80 BROAD STREET, 5TH FLOOR, NEW YORK, NY 10004, AND ITS TELEPHONE NUMBER IS (212) 962-4400, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB WILL BE PROVIDED WITHOUT CHARGE.

INFINITY CAPITAL GROUP, INC.


------------------------------------------------
Gregory H. Laborde, President and Chairman of the Board